Exhibit 99.1

    Metromedia International Group, Inc. Announces Delay in Filing of First
     Quarter 2004 Form 10-Q, Announces Notice from Trustee of Senior Notes

     CHARLOTTE, N.C.--(BUSINESS WIRE)--May 18, 2004--Metromedia International Group, Inc. (the "Company" or "MIG") (currently traded as: OTCPK:MTRM - Common Stock and OTCPK:MTRMP - Preferred Stock), the owner of interests in various communications and media businesses in Russia and the Republic of Georgia, today announced the following in regards to its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004 (the "Current Quarterly Report):

     -- The Company has not completed in a timely manner the preparation of the Current Quarterly Report;

     -- The Company will not file a Form 12b-25, Notification of Late Filing, with the United States Securities and Exchange Commission (the "SEC"), since it cannot predict with certainty at this time when it will file its Current Quarterly Report; and

     -- The Company also announced that, in view of the delay in filing its Current Quarterly Report, the trustee of its Series A and B 10 1/2 % Senior Discount Notes Due 2007 (the "Senior Notes"), has issued a notice that the Company is not in compliance with requirements of the indenture governing these Senior Notes (the "Indenture") and that the Company must resolve this compliance matter no later than July 16, 2004, the sixtieth day following the receipt of the trustee's letter in order to avoid an event of default. The Company presently expects that it will file the Current Quarterly Report within the 60-day period required for compliance with the Indenture.

     Furthermore, as previously announced on April 5, 2004, the Company received notification from the trustee of its Senior Notes that the Company was not in compliance with requirements of the Indenture underlying the Senior Notes since it has not yet filed its 2003 Annual Report on Form 10-K (the "Current Annual Report") with the SEC and delivered to the trustee the compliance certificates pursuant to Section 4.4 (a) of the Indenture. The Company has until June 1, 2004, the sixtieth day following the receipt of the trustee's letter, to file its Current Annual Report with the SEC and deliver the requisite compliance certificates to the trustee in order to avoid an event of default. Although no assurances can be given, the Company expects that it will complete these items on or prior to the June 1, 2004 deadline.

     About Metromedia International Group

     Through its wholly owned subsidiaries, the Company owns communications and media businesses in Russia, Europe and the Republic of Georgia. These include mobile and fixed line telephony businesses, wireless and wired cable television networks and radio broadcast stations. The Company has focused its principal attentions on continued development of its core telephony businesses in Russia and the Republic of Georgia, while undertaking a program of gradual divestiture of its non-core media businesses. The Company's core telephony businesses include PeterStar, the leading competitive local exchange carrier in St. Petersburg, Russia, and Magticom, the leading mobile telephony operator in the Republic of Georgia. The Company's remaining non-core media businesses consist of eighteen radio businesses operating in Finland, Hungary, Bulgaria, Estonia, and the Czech Republic and one cable television network in Lithuania.

     This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the Company's ability to file its Current Annual Report with the SEC, deliver the related annual compliance certificates to the trustee of Senior Notes, file the Current Quarterly Report with the SEC, meet its future SEC public filing and reporting requirements. Other factors that could cause or contribute to such risks and uncertainties include, but are not limited to the completion of the Company's reorganization of its internal support processes and various other factors beyond the Company's control. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including its most recently filed Form 8-K reports (dated March 4, 2004, March 18, 2004, March 31, 2004, April 5, 2004, April 26, 2004 and May 7, 2004), quarterly reports on Form 10-Q/A for the quarterly periods ended March 31, 2003 and June 30, 2003, quarterly report on Form 10-Q for the quarterly period ended September 30, 2003 and the Company's Annual Report on Form 10-K/A for the year ended December 31, 2002. The Company is not under, and expressly disclaims, any obligation to update the information in this news release for any future events, including changes in its cash balances or other events affecting liquidity

     Please visit our website at www.metromedia-group.com.

     CONTACT: Metromedia International Group, Inc.
              Ernie Pyle, 704/321-7383
              investorrelations@mmgroup.com